                As filed with the Securities and Exchange Commission
                                   on July 8, 1998

                                             Registration Number 2-67753


                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                         ___________________________________


                           POST-EFFECTIVE AMENDMENT NO. 6
                                         TO
                           FORM S-8 REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933
                         ___________________________________


                                CERIDIAN CORPORATION
               (Exact name of registrant as specified in its charter)

                    DELAWARE                 52-0278528
               (State of incorporation)      (I.R.S. Employer
                                             Identification Number)
                                 ___________________


                               8100 34th Avenue South
                            Minneapolis, Minnesota 55425
                                    612-853-8100
          (Address and telephone number of Registrant's principal executive offices)
                                ____________________

                  RESTRICTED STOCK PLAN OF 1980 (1987 RESTATEMENT)
                      1980 STOCK OPTION PLAN (1987 RESTATEMENT)
                              (Full title of the Plans)
                                 ___________________

                                   John A. Haveman
                            Vice President and Secretary
                                Ceridian Corporation
                               8100 34th Avenue South
                            Minneapolis, Minnesota 55425
                                   (612) 853-7425
              (Name, address and telephone number of agent for service)

                                CERIDIAN CORPORATION

                      Termination of Registration Statement and
                            Deregistration of Securities.

               Ceridian Corporation ("Ceridian"), formerly known as Control Data Corporation, established its Restricted Stock Plan of 1980 and its 1980 Stock Option Plan (as amended, the "Stock Plan" and the "Option Plan," respectively, and collectively, the "Plans") to provide for awards of shares of Ceridian common stock, subject to restrictions on transferability, and for awards of options to acquire Ceridian common stock to key employees of Ceridian and its subsidiaries. Ceridian registered, under the Securities Act of 1933, a total of 1,200,000 shares of its common stock (as adjusted for a stock split) for issuance under the Plans on a Registration Statement on Form S-8, File Number 2-67753 ("Registration Statement No. 2-67753"), which was filed with the Securities Exchange Commission (the "Commission") on June 2, 1980. Ceridian subsequently registered, under the Securities Act of 1933, 1,000,000 additional shares of its common stock for issuance under the Plans on a Registration Statement on Form S-8, File Number 2-97570 ("Registration Statement No. 2-97570"), which was filed with the Commission on May 6, 1985.

               Because no new awards of restricted stock or stock options can be made under the Plans, and because all of the stock options which were granted under the Option Plan and for which the related shares of Ceridian common stock were registered on Registration Statement No. 2-67753 either have been exercised in full or have expired due to the passage of time or the termination of the recipient's employment with Ceridian and its subsidiaries, no additional shares of Ceridian common stock registered on Registration Statement No. 2-67753 can be purchased or otherwise issued under the Plans. As a result, Ceridian hereby removes from registration any and all shares of its common stock that were previously registered under Registration Statement No. 2-67753 and that remain unsold as of the date hereof, and hereby files this Post-Effective Amendment No. 6 to effect such removal and to terminate Registration Statement No. 2-67753. Registration Statement No. 2-97570 remains effective.

                                        SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, as of July 8, 1998.

                                        CERIDIAN CORPORATION

                                        By:  /s/ John A. Haveman
                                             John A. Haveman
                                             Vice President and Secretary

               Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed as of July 8, 1998 by the following persons in the capacities indicated.

          */s/ Lawrence Perlman         */s/ Richard G. Lareau
          Lawrence Perlman              Richard G. Lareau, Director
          Chairman and Chief
          Executive Officer
          (Principal Executive

         Officer and Director)        */s/ Ronald T. LeMay
                                        Ronald T. LeMay, Director
          */s/ J.R. Eickhoff
          J. R. Eickhoff                */s/ George R. Lewis
          Executive Vice President      George R. Lewis, Director
          and Chief Financial Officer
          (Principal Financial Officer)
                                        */s/ Charles Marshall
          */s/ Loren D. Gross           Charles Marshall, Director
          Loren D. Gross
          Vice President and
          Corporate Controller          Ronald A. Matricaria, Director
          (Principal Accounting
           Officer)                     */s/Carole J. Uhrich, Director
                                        Carole J. Uhrich, Director
          */s/ Ruth M. Davis
          Ruth M. Davis, Director       */s/ Richard W. Vieser
                                        Richard W. Vieser, Director

                                        */s/ Paul S. Walsh
          Robert H. Ewald, Director     Paul S. Walsh, Director


          *By: /s/ John A. Haveman
               Attorney-in-fact